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                                                                      EXHIBIT 10

                  AMENDMENTS TO:  BANKAMERICA CORPORATION 1992
                 MANAGEMENT STOCK PLAN (EFFECTIVE MAY 25, 1995)


     1. The BankAmerica Corporation 1992 Management Stock Plan is amended to limit eligibility for grants and awards under the Plan to employees of BankAmerica Corporation and its Subsidiaries (as defined in the Plan). To effect this amendment, (A) any references to individuals other than such employees ("Non-Employees"), and any language or provisions pertaining solely to Non-Employees, shall be deleted from Sections 1.2, 1.3(b), 1.3(k), 1.3(o), 1.4(b)(i), 1.4(b)(ii), 1.4(b)(viii), 1.5, 2.1, 4.2, 4.3, 4.7 and 6.13 of the
Plan and (B) such grammatical changes shall be made to these sections as may be necessary as a result of such deletions.

     2. Section 1.7 of the BankAmerica Corporation 1992 Management Stock Plan is amended to read in its entirety as follows:

          "1.7 Limitation on Available Shares. For each calendar year from and including 1992 a number of shares of Common Stock in an amount of up to one and one-half percent (1.5%) of the number of shares of Common Stock outstanding as reported in the annual report to shareholders of BankAmerica for the preceding year shall become available for delivery with respect to Awards under the Plan, provided, however, that as of the effective date of
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     any Major Combination (as defined in Section 1.3) the number of shares available for delivery in that year with respect to Awards under the Plan shall be increased to one and one-half percent (1.5%) of the number of shares of Common Stock outstanding as of the close of business on the effective date of that Major Combination. Shares of Common Stock delivered under the Plan may be original issue shares, shares purchased in the open market or otherwise or other treasury stock.

          In addition, (a) any shares of Common Stock which as of the effective date of the Plan are reserved for delivery under the 1987 Plan and which are not thereafter delivered, and (b) any shares of Common Stock available for delivery under the Plan in previous years but not actually delivered, shall be added to the aggregate number of shares of Common Stock available for delivery in that calendar year under the Plan; provided, however, that
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     no more than 30 percent (30%) of the shares of Common Stock available for delivery under the Plan in any calendar year shall be delivered in respect of Restricted Stock or Restricted Stock Units. Notwithstanding the foregoing, but subject to

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     adjustment as provided in Section 6.4, no more than 5,000,000 shares shall be cumulatively available under the Plan for delivery upon the exercise of ISOs. The Committee shall have no obligation to grant or award all or any portion of the shares available for delivery in any year. The Board may, by resolution, limit the number of shares that may be available for delivery with respect to Awards under the Plan in any calendar year to a number of shares lower than would otherwise be available for delivery hereunder.

          Shares of Common Stock subject to Awards under the Plan that for any reason are cancelled or terminated, or expire, shall again be available for delivery under the Plan.

          Shares of Restricted Stock and Restricted Stock Units that for any reason are reacquired by BankAmerica pursuant hereto shall again be available for delivery under the Plan; provided, however, that shares of
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     Restricted Stock or Restricted Stock Units as to which dividends or payments equivalent to dividends have been paid to or reinvested for the account of the Restricted Stockholder prior to reacquisition by BankAmerica shall not again be available for delivery under the Plan after such reacquisition.

          Notwithstanding the foregoing, neither (i) shares of Common Stock transferred or relinquished to the Company upon the exercise of an Option or in satisfaction of any withholding obligation, nor (ii) shares of Common Stock subject to an Award denominated in shares of Common Stock but settled by the payment of cash in accordance with the Plan, shall again be available for delivery under the Plan."

     3. The BankAmerica Corporation 1992 Management Stock Plan is amended by adding the following new Section 1.9:

          "1.9 Limitation on Options and SARs Awardable to Any Single Participant. The maximum number of shares of Common Stock underlying Options and SARs that may be awarded under the Plan to any single Participant during the period from March 2, 1992, the effective date of the Plan, through March 2, 2002, is 10,000,000. The minimum price at which each Option is exercisable and the minimum grant price of each SAR are specified in Sections 2.3 and 3.1, respectively, of the Plan."


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